UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 17, 2008

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive

Poway, California 92064

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 17, 2008, Timothy J. Wollaeger, a member of the board of directors, or the Board, of Digirad Corporation, or the Company, notified the Company in writing that he has resigned his position as a member of the Company’s Board of Directors effective immediately. A copy of the resignation letter is being furnished as Exhibit 17 to this Current Report on Form 8-K. Mr. Wollaeger resigned from the Board in connection with his retirement.

On March 17, 2008, Raymond V. Dittamore, a member of the Board of the Company notified the Company in writing that he has resigned his position as a member of the Company’s Board of Directors effective immediately. A copy of the resignation letter is being furnished as Exhibit 17 to this Current Report on Form 8-K. Mr. Dittamore resigned from the Board in connection with his retirement.

On March 17, 2008, the Board elected John W. Sayward to serve as a director on the Board, whose term will expire at the 2008 annual meeting of stockholders. Mr. Sayward was also appointed to serve as Chairman of the Audit Committee.

From September 2005 to January 2007, Mr. Sayward was a Partner at Nippon Heart Hospital, LLC which was formed to build and manage cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and CFO of LMA North America Inc., a medical device business focused on patient airway management. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance and CFO and Treasurer at SICOR Inc., and was elected to their Board of Directors in 1998. Mr. Sayward received a Master of Management from the Kellogg School of Management at Northwestern University in 1975.

Pursuant to the Company’s non-employee director compensation policy, Mr. Sayward will receive that number of restricted shares of the Company’s Common Stock equal to $40,000 divided by the then-applicable fair market value of the Company’s Common Stock as determined under the 2004 Stock Incentive Plan.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

17.1	Letter from Timothy J. Wollaeger to the Company dated March 17, 2008.

17.2	Letter from Raymond V. Dittamore to the Company dated March 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd Clyde
Todd Clyde Chief Financial Officer

Date: March 19, 2008